Exhibit 99.1

News Release
CHINA PROPERTIES DEVELOPMENTS, INC. APPOINTS TWO NEW  DIRECTORS

August 24, 2006

XI'AN, China--(BUSINESS WIRE)—August 24, 2006 --China Properties Developments, Inc. (OTCBB:CPDV - News) announced today the  appointment of two new directors to sit on its Board of Directors.  The newly appointed directors are Mr. Mingchuan Ren and Mr. Qianfei Yuan.

Ping'an Wu, Chairman, President and CEO stated, “We are very proud to announce the appointments of Mr. Ren and Mr. Yuan to our Board of Directors.  We believe their knowledge and expertise will be of great benefit to the Company".

MINGCHUAN REN (age 46) is currently Honorary Professor at both Norwegian School of Management (BI) (since 2006) and at the School of Business, HongKong Unversity (since July 2001).  Mr. Ren is also currently an Associate Professor with the Department of Accounting and Finance, at Fudan University, Shainghai, China. Mr. Ren has held this position since October 2000. Previously Mr. Ren,from March 2004 to May 2004, was International Faculty Fellow at Sloan School, Massachusetts Institute of Technology (MIT, US) and from January 2002 to June 2002, he was International Faculty Fellow.  From November 1992 to December 1993, Mr. Ren was Visiting Scholar, Dept. of Accounting and Finance, Hull University (Sponsored by a scholarship from Zhejiang University).  From August 1988 to September 1992, Mr. Ren was a lecturer and course leader for the Accounting, Dept. of Management, Zhejiang University of Technology and from August 1982 to August 1985, he was assistant lecturer.

Mr. Ren who currently resides in Shanghai, China, was a participant in the August 2006 Program in Case Method and Participant-Centered Learning, at Harvard Business School, Harvard University (US).  Mr. Ren earned his Ph.D in accounting, Dept. of Accounting and Finance, from Hull University (UK) in 1994. Mr. Ren’s Ph.D was sponsored by the British award for overseas research students; Edward scholarship of Leeds University; and the departmental scholarship of Hull University. From September 1985 to July 1988, Mr. Ren attended Xiamen University and completed his MA in accounting, Dept. of Accountancy.  In July 1982 Mr. Ren received his BA in accounting from the Dept. of Accounting and Finance, Anhui Institute of Finance & Trade.

QIANFEI YUAN (age 41) is currently (since April 2003) Manager of Corporation Administration, at the Shenzhen Airport Industry Corporation Co., Ltd., Shenzhen, Guangdong.  From August 2001 to April 2003, Mr. Yuan was President of Shanghai Chengfei Aerospace Equipment Co., Ltd., Shanghai.  From May 2001 to August 2001, Mr. Yuan was Manager of Statistics at China Petrol Airport Co., Ltd. Shenzhen Branch Shenzhen, Guangdong.  From June 2000 to April 2001, Mr. Yuan was Manager of Assets Management at Shenzhen Airport Industry Corporation Co., Ltd., Shenzhen, Guangdong.  From June 1999 to May 2000 Mr. Yuan was Manager of Accounting Department at Shenzhen Chengxiang Industrial Co. Ltd., Shenzhen, Guangdong.  Mr Yuan was employed as Deputy Manager of Accounting Department, from January 1997 to May 1999 at Shenzhen Airport Industry Corporation Co., Ltd. Shenzhen, Guangdong.  Mr. Yuan was Deputy Manager of Auditing Department from October 1996 to January 1997 at Shenzhen Airport Industry Corporation Co., Ltd., Shenzhen, Guangdong.  Previously, Mr. Yuan was Lecturer of Management Department, from July 1988 to October 1996 at Zhejiang University, Business Administration College, Hangzhou, Zhejiang.

Mr. Yuan resides in Shenzhen, Guangdong, China. He received his MA in Statistics, Economics from the Xiamen University, Xiamen, Fujian Province in 1988.  In 1985, Mr. Yuan received his BSc in Mechanics from the Nanchang University, Nanchang, Jiangxi Province.

About The Company
China Properties Developments, Inc. through its majority owned subsidiaries, is primarily engaged in the acquisition and development of land holdings, and the development, sale, rental, and management of mixed-use residential, commercial and office properties in the City of Xi'an, the capital of Shaanxi Province in the People's Republic of China. One of China's most ancient cities, Xi'an is a thriving cultural, historical and intellectual center, with population of more than 6 million. The Company has completed development of the Jiahui Office Building, Oufengyuan Office Building, Jixiang Garden Residential Project, and Yangming International Tower. Currently there are three specific projects that are in various stages of negotiations and planning, they are: Garden Villa, Bali Village and the Great Tang Hibiscus Garden. The total assets of the Company are over US$25 million. The Company recently entered into an agreement to acquire Shaanxi Xinyuan Real Estate Co., developer of the Yan-Ta Shopping Mall. For more information go to www.chinapropertiesdevelopments.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
China Properties Developments, Inc.
Steven Lou, 86-29-85257560
Fax: 86-29-85257829
steven.lou@chinapropertiesdevelopments.com

Source: China Properties Developments, Inc.